                                                                    EXHIBIT 8.1


                            MORRISON & FOERSTER LLP
                               ATTORNEYS AT LAW

                               425 MARKET STREET
                     SAN FRANCISCO, CALIFORNIA 94105-2482


                                                                __________ 1998


Digital Microwave Corporation
170 Rose Orchard Way
San Jose, CA 95134

     Re: Agreement and Plan of Reorganization and Amalgamation, dated as of December 22, 1997, by and among Digital Microwave Corporation, a Delaware Corporation, South Amalgamation Sub Ltd., a New Zealand Company, and MAS Technology Limited, a New Zealand Company

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.01(d) of the Agreement and Plan of Reorganization and Amalgamation, dated as of December 22, 1997 (the "Reorganization Agreement"), by and among Digital Microwave Corporation, a Delaware corporation ("DMC"), South Amalgamation Sub Ltd., a New Zealand company and a wholly- owned subsidiary of DMC ("Sub") and MAS Technology Limited, a New Zealand company ("MAS"). Pursuant to the Reorganization Agreement, Sub will amalgamate with and into MAS (the "Reorganization"). As a result of the Reorganization, MAS will become a wholly-owned subsidiary of DMC and the former shareholders of MAS will receive shares of DMC common stock, all on the terms set forth in the Reorganization Agreement.

     The Reorganization Agreement and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 filed by DMC with the Securities and Exchange Commission (the "Registration Statement"), which includes the Proxy Statement/Prospectus of DMC and MAS (the "Proxy Statement/Prospectus"). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Proxy Statement/Prospectus.

     We have acted as legal counsel to DMC and Sub in connection with the Reorganization. As such, and for purposes of rendering this opinion, we have examined (or will examine on or prior to the Effective Date) and are familiar with the Reorganization Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

                            MORRISON & FOERSTER LLP

Digital Microwave Corporation
__________, 1998
Page Two

     In addition, we have assumed (i) that the Reorganization will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Reorganization Agreement, (ii) the truth and accuracy of the representations and warranties made by DMC and MAS in the Reorganization Agreement, (iii) the truth and accuracy of the certificates of representations to be provided to us by DMC and MAS, and (iv) that any representation made "to the knowledge" or similarly qualified is correct without such qualification.

     The conclusions expressed herein represent our judgement of the proper treatment of certain aspects of the Reorganization under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Reorganization under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Reorganization under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Reorganization or any other transaction (including any transaction undertaken in connection with the Reorganization).

     No opinion is expressed as to any transaction other than the Reorganization as described in the Reorganization Agreement or as to any transaction whatsoever, including the Reorganization, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof, or if all the representation, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion are incorrect, our opinion might be adversely affected and may not be relied upon.

     Based upon and subject to the foregoing, we are of the opinion that:

     (1) The Reorganization will be a reorganization within the meaning of Section 368(a) of the Code; and

                            MORRISON & FOERSTER LLP

Digital Microwave Corporation
__________, 1998
Page Three


     (2) DMC and MAS will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     We note that persons who are shareholders of MAS and who are otherwise required to file a U.S. income tax return will be required to comply with certain notice requirements prescribed in the Treasury Department temporary regulations promulgated under Section 367 of the Code.

     This opinion has been delivered to you for the purpose of satisfying the conditions set forth in Section 6.01(d) of the Reorganization Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,
                                       DRAFT
                                       /s/ Morrison & Foerster LLP